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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of July, 2002, by and between LIBERTE INVESTORS INC., a Delaware corporation (the "COMPANY"), having a business address at 200 Crescent Court, Suite 1365, Dallas, Texas 75201, and DONALD J. EDWARDS (the "EXECUTIVE"), having a mailing address at 1857 N. Fremont Street, Chicago, Illinois 60614.

                                    RECITALS

         The Board of Directors of the Company has determined that it is in the best interests of the Company to retain the Executive's services in accordance with the terms and conditions set forth herein.

         The Executive also wishes to serve in the employ of the Company in accordance with such terms and conditions.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company during the term of this Agreement. The Executive agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. The parties acknowledge that during the term of this Agreement, the Executive also may conduct investment activities through one or more newly organized investment funds (the "EQUITY INVESTMENT FUNDS"), and as an executor, a trustee, an officer and/or a director of entities with whom the Executive has had a continuing relationship so long as such activities do not interfere in any material way with the Executive's duties hereunder, and furthermore that nothing contained herein shall be deemed to prevent or limit the Executive's right to (i) engage in religious, charitable or other non-profit activities, (ii) make passive investments in the securities of any publicly-owned corporation as contemplated by Section 11 herein, and (iii) make any other passive investments which do not conflict with Section 11 herein and which do not otherwise constitute a breach of Executive's duty of loyalty to the Company or interfere in any material respect with the Executive's duties hereunder.

         2. CAPACITY AND DUTIES.

                  (a) The Executive shall serve the Company as and shall have the title of President and Chief Executive Officer. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person with the titles of President and Chief Executive Officer, and he will be responsible for supervision and general management of the business and operations of the Company. The Executive shall report directly and regularly



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         to the Board of Directors of the Company. The duties to be performed under this Agreement shall be performed primarily at the office of the Company to be established in Chicago, Illinois (the "CHICAGO OFFICE"), subject to reasonable travel requirements on behalf of the Company.

                  (b) The Company agrees that the Executive shall be elected as a Director of the Company substantially concurrently with the execution of this Agreement, and the Company shall nominate and use its commercially reasonable efforts to cause the election of the Executive as a Director during any period in which he serves as an employee of the Company.

                  (c) Each of the Company and the Executive acknowledges that a principal goal of the Company and its management will be to purchase a controlling interest in and to actively manage one or more operating companies (each such transaction involving the acquisition of a majority equity interest, an "ACQUISITION TRANSACTION") that can be consolidated for tax purposes and to operate such companies; provided that the business of the Company may involve the acquisition of minority interests from time to time. The Executive will use his reasonable best efforts to manage the Company within the budget approved by the Board of Directors of the Company from time to time. It is envisioned that the initial budget for the Company following the Effective Date will provide for total operating expenses of the Company (excluding expenses relating to the pursuit of an Acquisition Transaction) of not more than $2,000,000 per year (including management salaries) in excess of the Company's most recent annual expenditures (the "ANNUAL BUDGETED AMOUNT") prior to the consummation of an Acquisition Transaction. It is contemplated that this limitation on operating expenses will not include initial capital expenditures by the Company ("INITIAL CAPITAL EXPENDITURES") arising in connection with the Company's establishment of the Chicago Office (e.g., tenant improvement expenses and costs relating to initial equipment purchases), and that all such Initial Capital Expenditures will be borne by the Company and one of the Equity Investment Funds and will be allocated in amounts to be determined by the Company and such Equity Investment Fund at a later date. The Company hereby agrees to fund operating expenses of not less than the Annual Budgeted Amount in pursuit of Acquisition Transactions through the consummation of the first such Acquisition Transaction. The Executive will submit budgets for approval by the Board of Directors from time to time in accordance with requests of the Board of Directors.

                  (d) To assist Executive in the performance of his duties hereunder, the Company may obtain corporate services from either of the following two sources: (i) the Company may hire (on terms reasonably similar to those relating to Executive, other than base salary and stock arrangements) additional employees to assist Executive in sourcing and identifying possible Acquisition Transactions, or (ii) the Company may obtain corporate services from employees of the Equity Investment Funds.

         3. EMPLOYMENT TERM. Subject to the terms and conditions hereof, the Company agrees to employ the Executive for a term commencing as of July 1, 2002 (the "EFFECTIVE DATE") and continuing through July 1, 2007,



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unless renewed under this Section 3. Beginning with July 1, 2007, this Agreement may be renewed by the parties each July 1 for successive one-year terms, provided that the Company and the Executive agree upon such renewal in writing at least 270 days before the applicable July 1. As used herein, all references to the "TERM OF THIS AGREEMENT" shall be deemed to be to the original term of this Agreement, unless such term is renewed as provided above, in which case such references shall be deemed to be the original term plus each renewed term.

         4. SALARY AND BENEFITS.

                  (a) Base Salary. The Company shall, during the term of this Agreement, pay the Executive an annual base salary of $500,000 beginning on the Effective Date, pro rated for periods of fewer than 12 months ("BASE SALARY"). Such Base Salary shall be paid in semi-monthly installments less applicable withholding and salary deductions.

                  (b) Bonus. The Executive shall be eligible to be paid an annual bonus as determined by the Board of Directors based on the recommendations of the Executive.

                  (c) Executive Benefit Plans. The Executive shall receive medical and dental insurance coverage for himself and his family on terms and in amounts consistent with medical and dental insurance coverage generally provided for chief executive officers of public companies. In addition, the Executive shall be eligible to participate in any benefit plans maintained by the Company for the benefit of its senior executives, subject to the terms and conditions of the related benefit plans.

                  (d) Paid Time Off. The Executive shall be entitled to paid time off ("PTO") during each full year of his employment hereunder in accordance with the applicable policies adopted by the Company. In no event shall Executive be entitled to fewer than four weeks PTO during any calendar year. Such PTO shall be taken at such times as are consistent with the reasonable business needs of the Company.

                  (e) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of his duties, in accordance with normal policies, and in connection with the negotiation and preparation of (i) this Agreement, and (ii) the Stock Option Agreement (defined below), the related registration rights agreement and the indemnification agreement executed concurrently herewith (collectively, the "TRANSACTION AGREEMENTS").

                  (f) Office. The Company shall establish, or cause to be established, and maintain (including the payment of rent, repairs, utilities, furnishings, improvements, insurance, and all other reasonable ancillary costs), in addition to its offices at 200 Crescent Court, Suite 1365, Dallas, Texas 75201, the Chicago Office. The lease relating to the Chicago Office will be held in the name of the Company or one of the Equity Investment Funds, or by both entities jointly.

                  (g) Insurance. The Company will provide exculpation and indemnification (including advancement of expenses) to the maximum extent permitted by law under its



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         charter and by-laws and in accordance with the terms and conditions of an indemnification agreement executed by the Company and Executive contemporaneously herewith. The Company also will use commercially reasonable efforts to maintain in effect a director and officer insurance policy with a reputable insurer in an amount of not less than $10 million, naming Executive as a named insured and subject to the terms and conditions set forth in the policy previously delivered by the Company to Executive.

                  (h) Stock Arrangements. Substantially concurrently herewith, the Company will grant the Executive an aggregate of 2,573,678 nonqualified stock options ("OPTIONS") pursuant to a Nonqualified Stock Option Agreement (the "STOCK OPTION AGREEMENT") in the form attached hereto as Exhibit A, representing 10% of the Company's fully diluted capital stock as of the date hereof (with such fully diluted calculation including the 10% Management Equity pool referred to in the following paragraph and the 333,333 shares of the Company's common stock (subject to adjustment in the event of stock splits and the like) which may be acquired by the Executive within one (1) year of the date hereof, as provided below (the "PURCHASED SHARES")); provided, however, that in the event that the number of Purchased Shares acquired by the Executive within one (1) year of the date hereof is less than 333,333 shares of common stock, then the number of nonqualified stock options granted to the Executive under the Stock Option Agreement shall be adjusted accordingly. The Stock Option Agreement also includes the agreement of the Company to grant additional stock options (the "ADDITIONAL GRANT") to the Executive in order to maintain Executive's 10% fully diluted equity ownership position in the Company under certain circumstances, as set forth in Section 12 of the Stock Option Agreement. The grant of Options to the Executive and the adoption of the related incentive plan (the "PLAN") are subject to stockholder approval. The Company shall use commercially reasonable efforts to secure stockholder approval of the Plan and the grant of the Options to the Executive (together with approval of the Additional Grant and related Plan amendments, if necessary) at its next meeting of stockholders following the Effective Date.

                           The Company hereby further agrees to reserve and make available for grant to the Company's employees (other than Executive) as options, stock awards or otherwise additional shares of its Common Stock (the "MANAGEMENT EQUITY"), representing an additional 10% of the Company's fully diluted capital stock as of the date hereof (with such fully diluted calculation including the Options granted to the Executive pursuant to the Stock Option Agreement (as adjusted in accordance with the immediately preceding paragraph) and the Purchased Shares), and shall reserve additional shares in the event additional options are granted to the Executive as part of the Additional Grant to enable such Management Equity to maintain a 10% fully diluted equity ownership position in the Company including all options granted to the Executive pursuant to the Stock Option Agreement and the Purchased Shares; provided, however, that in the event that the number of Purchased Shares acquired by the Executive is less than 333,333 shares of common stock, then the Management Equity granted or issued under the Stock Option Agreement shall be adjusted accordingly. Such Management Equity shall have the same exercise price as the Executive's stock options and shall otherwise be on such terms as the Executive shall approve or recommend. The Company agrees that the Executive will have full discretion as to the allocation and terms



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

         of all Management Equity awards referred to in this Section 4(h); provided, however, that the Executive may, at his discretion, request that a committee established pursuant to the terms of the Plan grant such Management Equity awards.

                           The Company will use commercially reasonable efforts to ensure that the Purchased Shares and all options granted to the Executive pursuant to the Stock Option Agreement (including the Additional Grant, if applicable) will qualify for exemption under Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended.

                           Within one (1) year of the date hereof, the Executive may purchase the Purchased Shares from the Company at a price equal to $3.00 per Purchased Share. In connection therewith, the Company will make a nonrecourse loan or loans, on substantially the terms of the promissory note attached hereto as Exhibit B (the "NOTE"), to the Executive in an amount equal to the highest marginal rate of tax applicable to such amount for federal, state and local income taxes (the "PURCHASED SHARE TAX") incurred by the Executive directly as a result of his purchase of the Purchased Shares. The Company further agrees to pay a cash bonus to the Executive on each date on which interest is due under the terms of the Note in an amount equal to the amount of the respective interest payment then due to the Company.

                  (i) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of base salary, bonus, or other compensation.

                  (j) COBRA. Nothing herein shall be construed to limit the right of the Executive or his family to receive continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 et seq. (commonly known as "COBRA").

         5. TERMINATION OF EMPLOYMENT. The Board of Directors of the Company may terminate the employment of the Executive at any time as it deems appropriate, and the Executive may resign such employment. The following provisions shall apply with respect to the termination of the Executive's employment:

                  (a) Death. If the Executive shall die before termination of his employment hereunder, the Executive's estate shall be entitled to receive continued payments in an amount equal to 60% of the Executive's Base Salary at the time of his death during the remaining term of this Agreement (in accordance with Section 4(a) above).

                  (b) Disability. The Company may terminate the Executive's employment for disability if the Executive is incapacitated and absent from his duties hereunder on a full-time basis for six consecutive months or for at least 180 days during any 12-month period as a result of mental or physical illness or physical injury. If, during the term of this Agreement, the Executive's employment terminates due to disability:

                           (i) The Executive shall be entitled to receive
                  continued payments in an amount equal to 60% of the Executive's Base Salary at the time of such termination through the remaining term of this Agreement (in accordance with Section 4(a) above).

                           (ii) The Company shall maintain in full force and
                  effect and on substantially the same terms for the continued benefit of the Executive and his family, during the remaining term of this Agreement, medical and dental coverage and all other employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of termination of employment, provided that his continued participation in such other plans and programs or arrangements is possible under the general terms and provisions of such plans and programs or arrangements. In the event that the participation of the Executive or his family in any such plan and program or arrangement is barred, the Company shall arrange to provide the Executive and his family with benefits substantially similar to those which they are entitled to receive under such plans and programs or arrangements. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to him. No provision of this Agreement shall be deemed to waive any rights of the Executive under the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

                  (c) Voluntary Resignation or Termination for Cause. If the Executive shall voluntarily terminate his employment for other than Good Reason or if the Company shall discharge the Executive for Cause, this Agreement shall terminate immediately and the Company shall be obligated to pay the Executive only the following amounts: (i) any unpaid Base Salary due to the Executive in accordance with Section 4(a) above for all periods prior to the date of termination of employment, and (ii) Executive's accrued PTO. Further, in the event the Executive voluntarily terminates his employment other than for Good Reason within the 90-day period following any Change of Control (as defined in the Company's 2001 Long-Term Incentive Plan as in effect on the date hereof), the Company shall promptly make a lump sum payment to Executive equal to the present value of one year's Base Salary at the rate then in effect (based on an interest rate of 4.75% per annum) and shall maintain in full force and effect and on substantially the same terms for one year following such termination all benefit plans, programs and arrangements in which the Executive and his family were entitled to participate immediately prior to the date of the Change of Control.

                  (d) Termination Without Cause; Resignation for Good Reason. If, during the term of this Agreement, the Executive's employment is terminated by the Company without Cause or the Executive voluntarily terminates his employment for Good Reason (the date of such termination being referred to herein as the "DATE OF TERMINATION"):

                           (i) The Company shall pay the Executive (A) any
                  unpaid Base Salary due to the Executive in accordance with
                  Section 4(a) above for all periods prior to the Date of Termination, (B) the Executive's accrued PTO, and (C) promptly following



                                       6
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                  the Date of Termination, a lump sum amount equal to the
                  present value (based on a rate of 4.75% per annum) of all remaining Base Salary obligations through the end of the term of this Agreement plus an amount equal to the higher of the Executive's most recent annual bonus or target bonus agreed upon by the Board of Directors for the year in which termination occurs; and

                           (ii) The Company shall maintain in full force and
                  effect and on substantially the same terms for the continued benefit of the Executive and his family, during the remaining term of this Agreement, the medical and dental insurance benefits provided under Section 4(c) herein and all other employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that his continued participation in such other plans and programs or arrangements is possible under the general terms and provisions of such plans and programs or arrangements. In the event that the Executive's participation in any such plan or program or arrangements is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to him.

                  (e) Definitions. For the purposes of this Agreement, "CAUSE" shall mean (A) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties and the failure by the Executive to cure such failure within 30 days after delivery of such demand, or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company, or (C) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty of loyalty involving personal profit, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (D) Executive's material breach of any provision of this Agreement and the failure to cure such breach within 30 days following notice thereof by the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors he was guilty of conduct set forth above in clauses (A), (B),
         (C) or (D) of the first sentence of this paragraph



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         and specifying the particulars thereof in detail. Any such determination shall remain subject to review by arbitration in the event of a dispute, as described in Section 15 below.

                  For purposes of this Agreement, "GOOD REASON" shall mean:

                           (i) Without the Executive's express written consent,
                  the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company, or a change in his reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions (including, without limitation, the failure of the Executive at any time to be elected as a Director of the Company as provided for herein), except in connection with the termination of his employment by the Company for Cause, by the Executive other than for Good Reason, or as a result of the Executive's disability or death;

                           (ii) The Company's requiring the Executive, without
                  his express written consent, to be based at a location more than 50 miles away from the Chicago Office; or

                           (iii) Any breach by the Company of any of its
                  payment, benefit or other material financial obligations (including obligations with respect to stock option grants) under this Agreement or any of the Transaction Agreements or any event resulting in Executive not receiving one or more of the benefits or rights contemplated by this Agreement or any of the Transaction Agreements (including, without limitation, the Company's failure to obtain stockholder approval of the Plan and the grant of the Options to Executive, as contemplated by Section 4(h) herein, and the Company's failure to fund the Annual Budgeted Amount in pursuit of an Acquisition Transaction as contemplated by Section 2(c) herein), which breach has not been cured within 30 days after written notice from Executive.

                  (f) Effect of Termination on Other Arrangements. The effect of any termination of employment of Executive under any stock option plan, restricted stock plan, incentive plan, deferred compensation arrangement or other benefit plan or program in which Executive is participating at the time of termination of his employment shall be determined in accordance with the terms, conditions and limitations of the relevant agreement between the Executive and the Company; provided, however, that the Company shall continue to provide medical and dental insurance coverage and the other employee benefits plans and programs or arrangements as contemplated by this Section 5. Furthermore, the Company agrees that after the termination of the Executive's employment, the Executive will no longer be subject to any "insider trading" or similar policy of the Company which would have the effect of restricting Executive's ability to sell, transfer or assign any equity securities of the Company; provided that the Executive shall remain subject to all applicable laws proscribing trading in Company securities while possessing material, non-public information.



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                  (g) Gross-Up Payments. Anything in this Agreement to the
         contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a "parachute payment" as defined in
         Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), then the Company shall pay to the Executive in cash bonuses equal to the amount of (i) any excise taxes imposed on such "parachute payment" under Section 4999 of the Code and (ii) any taxes on such bonuses.

                  (h) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the Date of Termination or otherwise.

         6. CONFIDENTIAL INFORMATION. The Company will provide Executive access to certain information of members of the Company Group (as defined below), including information that is confidential and constitutes valuable, special and unique property of such members of the Company Group. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information (as defined below) of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company, except as required (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with the prosecution of any legal action or proceeding initiated by Executive against the Company or any of its subsidiaries or the defense of any legal action or proceeding initiated against Executive in his capacity as an employee or director of the Company or any of its subsidiaries.

         As used herein, "COMPANY GROUP" means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; provided that no entity in which the Company has made an investment but of which the Company owns less than a 50% interest shall be deemed a member of the "Company Group."

         The term "CONFIDENTIAL INFORMATION" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time

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used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person; provided, however, that Confidential Information shall not include (i) information that is generally available to the public other than by reason of breach of this Agreement by the Executive and
(ii) information received by the Executive from a third party not known to him to be under an obligation of confidentiality to the Company. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

         7. DELIVERY OF DOCUMENTS UPON TERMINATION. The Executive shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company Group. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under his direction or that may come into his possession in any way during the term of his employment with the Company that relate in any manner to the past, present or anticipated business of any member of the Company Group.

         8. DISCLOSURE AND RECEIPT OF CONFIDENTIAL INFORMATION. The Executive shall not use or disclose to other employees of the Company, during his employment with the Company, Confidential Information belonging to his former employers, former business associates, or any other third parties unless written permission has been given by such third parties to the Company and accepted by the Company to allow the Company to use and/or disclose such information.

         9. INTELLECTUAL PROPERTY. The Executive shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds his heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the "DEVELOPMENTS") conceived, made, discovered or developed by him, solely or jointly with others, during the term of his employment by the Company, whether during or outside of usual working hours and whether on the Company's premises or not, that relate in any manner to the past, present or anticipated business of any member of the Company Group. All works of authorship created by the Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Any and all such Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Executive shall assist and fully cooperate in every way, at the Company's expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries.

         10. FURTHER ACTS. At the request of the Company (but without additional compensation from the Company during his employment by the Company) the Executive shall execute any and all papers and perform all lawful acts that the Company may deem necessary or appropriate to further evidence or carry out the transactions contemplated in this Agreement including, without limitation, such acts as may be necessary for the preparation, filing, prosecution, and maintenance of applications for United States letters patent and foreign letters patent, or for United States and foreign copyright, on the Developments.

         11. NO COMPETITION. Beginning on the closing date of the first Acquisition Transaction and continuing throughout the period in which the Executive serves as an employee of the Company and for one year thereafter, the Executive shall not directly or indirectly engage in any business that competes with the business of the Company as such business may exist from time to time or, following the termination of the Executive's employment, as such business may exist on the date of such termination (it being understood that the business of the Company shall be deemed to refer to the business or businesses of its operating subsidiaries acquired in Acquisition Transactions and not to the investment business generally); provided, however, that the restriction in this
Section 11 shall apply only to the reasonable and limited geographic area consisting of any state in which the Company directly or indirectly conducts business as contemplated above. For purposes of this Section 11, the Executive shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business which competes with the business of the Company as defined herein; provided, further, that the Executive may invest in the securities of any enterprise if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) the Executive does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise. Notwithstanding any of the foregoing, in no event shall the Executive's activities with any Equity Investment Fund or in connection with any activities otherwise permitted under or contemplated in
Section 1 of this Agreement be deemed a violation by Executive of this Section
11.

         The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 11 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 11 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 11 is invalid or against public policy, the remaining provisions of this Section 11 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

         The Executive acknowledges that the business of the Company is national in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company's investment in its businesses and the goodwill thereof. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

         12. NO TAMPERING. Throughout the period during which the Executive serves as an employee of the Company and for one year thereafter, the Executive shall not (a) request, induce or attempt to influence any distributor or supplier of goods or services to any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group; (b) request, induce or attempt to influence any customers of any member of the Company Group that is then doing business or which within the two-year period prior to Executive's termination of employment had done business with any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group; or (c) request, induce or attempt to influence any employee of any member of the Company Group (other than any employee with whom the Executive had a relationship prior to his employment relationship with the Company) to terminate his or her employment with such member of the Company Group.

         13. PUBLICITY AND ADVERTISING. The Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of this Agreement by the Company and may continue to use materials generated during the term of his employment and for a period of six months thereafter. Such use of the Executive's name, picture, or likeness shall not be deemed to result in any invasion of the Executive's privacy or in a violation of any property right the Executive may have; and the Executive shall receive no additional consideration if his name, picture or likeness is so used. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

         14. REMEDIES. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive's obligations under Sections 6 through 13 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The termination of the Executive's employment pursuant to Section 3, 5(c) or 5(d) shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

         15. DISPUTE RESOLUTION. Subject to the Company's right to seek injunctive relief in court as provided in Section 14 of this Agreement, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 15, to arbitration.

                  (a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $2,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty
         (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Illinois, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Illinois refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

                  (b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                           (i) The arbitration proceedings shall be held in
                  Chicago, Illinois, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site in Chicago, Illinois chosen by the arbitrator(s);

                           (ii) The arbitrator(s) shall be and remain at all
                  times wholly independent and impartial;

                           (iii) The arbitration proceedings shall be conducted
                  in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                           (iv) Any procedural issues not determined under the
                  arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                           (v) The costs of the arbitration proceedings
                  (including reasonable attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                           (vi) The decision of the arbitrator(s) shall be
                  reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s); made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                           (vii) The award shall include interest from the date
                  of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                           (viii) Judgment upon the award may be entered in any
                  court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                  (c) Acknowledgment Of Parties. Each party acknowledges that he or it has voluntarily and knowingly entered into an agreement to arbitration under this Section 15 by executing this Agreement.

         16. MISCELLANEOUS PROVISIONS.

                  (a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, that except as otherwise contemplated by the foregoing, the Company may not assign this Agreement without the prior written consent of the Executive. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Executive's Heirs, etc. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

                  (c) Notice. For the purposes of this Agreement, notices and all other communications provide for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Company with a copy to the Secretary of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (d) Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly or referred to in this Agreement.

                  (e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

                  (f) Survival of the Executive's Obligations. The Executive's obligations under this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause or with or without Good Reason.

                  (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (h) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

                  (i) Captions and Gender. The use of captions and Section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the 1st day of July, 2002.



                                       LIBERTE INVESTORS INC.,
                                       A DELAWARE CORPORATION


                                       By: /s/ Gerald J. Ford
                                          --------------------------------------
                                       Name: Gerald J. Ford
                                       Title: Chief Executive Officer



                                       DONALD J. EDWARDS


                                       /s/ Donald J. Edwards
                                       -----------------------------------------